Exhibit 99.2

Valor Latitude Acquisition Corp. Announces Closing of $200 Million Initial Public Offering

New York—May 6, 2021 — Valor Latitude Acquisition Corp. (“Valor Latitude” or the “Company”) announced the closing today of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units began trading on the Nasdaq Capital Market (the "Nasdaq") under the ticker symbol “VLATU” on May 4, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on the Nasdaq under the symbols “VLAT” and “VLATW,” respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to seek a business combination with a technology-enabled Latin American company. Valor Latitude’s founders include Clifford M. Sobel (Chairman), Scott Sobel (Director), Mario Mello (Chief Executive Officer and Director) and J. Douglas Smith (Chief Financial Officer).

BofA Securities and Barclays are acting as the book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on May 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a final prospectus. Copies of the final prospectus may be obtained from BofA Securities by mailing NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com and by contacting Barclays c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at Barclaysprospectus@broadridge.com or by telephone at (888) 603-5847.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

J. Douglas Smith

Chief Financial Officer

Doug.smith@valorcapitalgroup.com

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